OASIS PETROLEUM INC. 2021 EXECUTIVE CHANGE IN CONTROL AND SEVERANCE BENEFIT PLAN 1. Purpose and Effective Date. Oasis Petroleum Inc. (the "Company") has adopted this Executive Change in Control and Severance Benefit Plan (this "Plan") to provide for the payment of severance and/or change in control benefits to Eligible Individuals. This Plan was initially approved by the Board of Directors of the Company (the "Board") and became effective on February 8, 2021. 2. Definitions. For purposes of this Plan, the terms listed below will have the respective meanings specified herein: (a) "Accrued Payments" means: (i) any unpaid Base Salary through the Date of Termination (but calculated at the rate then in effect), which shall be paid within 30 business days of the Date of Termination; (ii) any unpaid Performance Bonus earned in the calendar year prior to the Date of Termination, which shall be paid at the time annual bonuses are normally paid by the Company (but in no event later than March 15 of the calendar year following the calendar year to which such Performance Bonus relates); (iii) unreimbursed business expenses that are eligible for reimbursement in accordance with the applicable Company policies through the Date of Termination; and (iv) such employee benefits, if any, as to which an Eligible Individual may be entitled pursuant to the terms governing such benefits. (b) "Base Salary" means the amount an Eligible Individual is entitled to receive as wages or salary on an annualized basis, calculated as of the Date of Termination or, if greater, before any reduction not consented to by the Eligible Individual. ( c) "Cause" means the occurrence of any one or more of the following events, as determined in good faith by the independent members of the Board and set forth in an express resolution of the independent members of the Board: (i) Eligible Individual's conviction of a misdemeanor involving moral turpitude or a felony; (ii) Eligible Individual's having engaged in grossly negligent or willful misconduct in the performance of his or her duties for the Company, including, but not limited to, the willful failure to follow any lawful express directive of the Board or the Company's Chief Executive Officer, within the reasonable scope of Eligible Individual's substantive duties, which actions have had a material detrimental effect on the Company; (iii) Eligible Individual's breach of Section 7 of this Plan or breach in any material respect of any material written Code of Conduct or other similar policy of the Company;

(iv) Eligible Individual's having engaged in conduct that is materially injurious to the Company (including, without limitation, misuse or misappropriation of the Company's funds or other property); or (v) Eligible Individual's committing an act of fraud; provided, however, that the Company must give the Eligible Individual written notice of the acts or omissions constituting Cause within 60 days after an officer of the Company (other than the Eligible Individual) first learns of the occurrence of such event, and no termination shall be for Cause under clause (ii), (iii), (iv) or (y} above unless and until the Eligible Individual fails to cure such acts or omissions within 30 days following receipt of such written notice. (d) "Change in Control" shall have the meaning given such term in the Company's 2020 Long Term Incentive Plan. ( e) "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. (t) "Code" means the Internal Revenue Code of 1986, as amended, and applicable administrative guidance issued thereunder. (g) "Date of Termination" means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; provided, however, that if an Eligible Individual's employment is terminated by reason of death, the Date of Termination shall be the date of death of the Eligible Individual. For all purposes of this Plan, an Eligible Individual's Date of Termination shall not occur prior to the date the Eligible Individual incurs a "separation from service" within the meaning of Section 409A(a)(2)(A)(i) of the Code. (h) "Disability" shall have the meaning given such term in any employment agreement between the Eligible Individual and the Company; provided, however, that if there is no existing employment agreement between the Eligible Individual and the Company, the term "Disability" means Employee's physical or mental impairment that prevents him or her from being able to perform his or her essential job functions (with or without reasonable accommodation, as may be required by applicable law) for a period of 180 days in any 12-month period. The existence of any such Disability shall be certified, at the Company's discretion, by either the Company's disability carrier or a physician acceptable to both the Eligible Individual and the Company. If the parties are not able to agree on the choice of physician, each party shall select a physician who, in tum, shall select a third physician to render such certification. (i) "Good Reason" means, without the express written consent of the Eligible Individual, the occurrence of one of the following arising on or after the date such Eligible Individual commences participation in this Plan, as determined in a manner consistent with Treasury Regulation § 1.409A-l (n)(2)(ii): (i) a material reduction in the Eligible Individual's Base Salary; (ii) a material diminution in the Eligible Individual's authority, duties or responsibilities; (iii) a permanent relocation in the geographic location at which the Eligible Individual must perform services to a location more than 50 miles from the location at which 2 the Eligible Individual normally performed services immediately before the relocation; or (iv) any other action or inaction that constitutes a material breach by the Company of its obligations under this Plan. Neither a transfer of employment among the Company and any of its affiliates nor the Company or an affiliate entering into a co-employer relationship with a personnel services organization constitutes Good Reason. In the case of an Eligible Individual's allegation of Good Reason, (A) the Eligible Individual shall provide written notice to the Company of the event alleged to constitute Good Reason within 60 days after the occurrence of such event, and (B) the Company shall have the opportunity to remedy the alleged Good Reason event within 30 days from receipt of notice of such allegation. If not remedied within that 30-day period, the Eligible Individual may submit a Notice of Termination; provided, however, that (x) the Notice of Termination must be given no later than 30 days after the expiration of such 30 day period and (y) the Date of Termination specified in such Notice of Termination (and accordingly, the Eligible Individual's termination of employment) must occur within 30 days of the date that the Notice of Termination is submitted; otherwise, the Eligible Individual will be deemed to have accepted such event, or the Company's remedy of such event, that may have given rise to the existence of Good Reason; provided further that such acceptance shall be limited to the occurrence of such event and shall not waive the Eligible Individual's right to claim Good Reason with respect to future similar events. (j) "Notice of Termination" means a written notice communicated by the Company or the Eligible Individual, as applicable, that (i) indicates the specific reason for termination of the Eligible Individual's employment, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination, and (iii) specifies the Date of Termination. (k) "Acceptance Agreement" shall mean the written agreement evidencing participation under this Plan and the restrictive covenants being agreed to as a condition to participate in this Plan between the Company and the applicable employee. (I) "Performance Bonus" means the annual performance bonus payment an Eligible Individual is eligible to receive for a given calendar year pursuant to the Company's Amended and Restated 2010 Annual Incentive Compensation Plan, which became effective as of January 1, 2014, or any successor annual cash performance bonus program subsequently adopted by the Company. (m) "Pro-Rata Bonus" means an amount equal to the Performance Bonus that an Eligible Individual would have been entitled to receive for the calendar year of termination, based on actual achievement of the Company performance targets, multiplied by a fraction, the numerator of which is the number of days during which the Eligible Individual was employed by the Company in the calendar year of termination, and the denominator of which is 365 or 366, as applicable. (n) "Severance Conditions" means an Eligible Individual's execution and delivery to the Company on or prior to the 50th day following the Date of Termination of a release of claims agreement in the Company's customary form, which shall exclude claims for indemnification, claims for coverage under officer and director policies, and claims as a stockholder of the Company and which may be amended by the Company to reflect changes in applicable laws and regulations and, where applicable, the Eligible Individual's non-revocation of such release. 3

3. Administration of this Plan. (a) Authority of the Administrator. This Plan will be administered by the Board, or by a person or committee appointed by the Board to administer this Plan (the "Administrator"). Subject to the express provisions of this Plan and applicable law, the Administrator will have the authority, in its sole and absolute discretion, to: (i) adopt, amend, and rescind administrative and interpretive rules and regulations related to this Plan; (ii) delegate its duties under this Plan to such agents as it may appoint from time to time; and (iii) make all other determinations, perform all other acts and exercise all other powers and authority necessary or advisable for administering this Plan, including the delegation of those ministerial acts and responsibilities as the Administrator deems appropriate. The Administrator shall have complete discretion and authority with respect to this Plan and its application except to the extent that discretion is expressly limited by this Plan. The Administrator may correct any defect, supply any omission, or reconcile any inconsistency in this Plan in any manner and to the extent it deems necessary or desirable to carry this Plan into effect, and the Administrator will be the sole and final judge of that necessity or desirability. The determinations of the Administrator on the matters referred to in this Section 3(a) will be final and conclusive. (b) Manner of Exercise of Authority. Any action of, or determination by, the Administrator will be final, conclusive and binding on all persons, including the Company, its owners, each Eligible Individual, or other persons claiming rights from or through an Eligible Individual. The express grant of any specific power to the Administrator, and the taking of any action by the Administrator, will not be construed as limiting any power or authority of the Administrator. The Administrator may delegate to officers or managers of the Company, or committees thereof, the authority, subject to such terms as the Administrator will determine, to perform such functions, including administrative functions, as the Administrator may determine. The Administrator may appoint agents to assist it in administering this Plan. ( c) Limitation of Liability. The Administrator will be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company, the Company's legal counsel, independent auditors, consultants or any other agents assisting in the administration of this Plan. The Administrator and any officer or employee of the Company acting at the direction or on behalf of the Administrator will not be personally liable for any action or determination taken or made in good faith with respect to this Plan and will, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination. 4. Eligibility. The employees of the Company listed on Exhibit A attached hereto, as the same may be updated from time to time by the Board, are eligible ("Eligible Individuals") to receive the benefits described in this Plan, and each such employee shall become an Eligible Individual under this Plan conditioned upon accepting and executing an Acceptance Agreement within 30 days after such agreement is delivered to such employee; provided, however, that any individual who is entitled to severance or change in control benefits pursuant to a separate written agreement between the Company (or one of its affiliates) and the individual shall not be an Eligible Individual; provided further that, for the avoidance of doubt, no Eligible Individual is or will be entitled to receive any severance, change in control or other benefits under the Oasis Petroleum Inc. Amended and Restated Executive Change in Control and Severance Plan, which plan amendment and restatement became effective March 1, 2012, or the Oasis Petroleum Inc. Employee Change in Control Plan, which became effective as of March 31, 2012. 5. Plan Benefits. (a) Termination Due to Death or Disability. In the event an Eligible Individual's employment terminates by reason of his or her death or Disability, the Eligible Individual (or his or her estate) shall be entitled to receive: 4

(i) the Accrued Payments; (ii) a Pro-Rata Bonus for the calendar year of termination, payable as soon as administratively feasible following preparation of the Company's unaudited financial statements for the applicable calendar year, but in no event later than March 15 of the calendar year following the calendar year to which such Performance Bonus relates; and (iii) provided the Eligible Individual satisfies the Severance Conditions, (A) an amount equivalent to nine months of the Eligible Individual's Base Salary, payable in a lump sum within 60 days of the Date of Termination; and (B) reimbursement to the Eligible Individual, on a monthly basis, of the premiums required to continue the Eligible Individual's group health care coverage for a period of 12 months following the Eligible Individual's Date of Termination, under the applicable provisions of COBRA, but only if the Eligible Individual or his or her dependents, as applicable, elect to continue and remain eligible for these benefits under COBRA; provided, however, that the Company may, in its sole and absolute discretion and to the extent permitted by Section 409A of the Code, satisfy the requirements of this clause (B) by making a lump sum payment to the Eligible Individual equal to the Company's estimate of the total remaining unpaid reimbursement amounts. (b) Termination Without Cause or For Good Reason. In the event an Eligible Individual's employment is terminated by the Company without Cause or by the Eligible Individual for Good Reason, the Eligible Individual shall be entitled to receive: (i) the Accrued Payments; (ii) a Pro-Rata Bonus for the calendar year of termination, payable as soon as administratively feasible following preparation of the Company's unaudited financial statements for the applicable calendar year, but in no event later than March 15 of the calendar year following the calendar year to which such Performance Bonus relates; and (iii) contingent upon satisfaction by the Eligible Individual of the Severance Conditions: (A) payment of 75% of the Eligible Individual's Base Salary as of the Date of Termination (or, if greater, before any reduction not consented to by the Eligible Individual), payable in nine equal monthly installments commencing in payment on the first day of the third month following the Date of Termination; plus (B) payment of 75% of the Eligible Individual's target Performance Bonus that such Eligible Individual would have been entitled to receive for the calendar year of termination, calculated based on the Eligible Individual's Base Salary, payable no later than 60 days following the Date of Termination; provided, however, that, if the Eligible Individual's employment is terminated by the Company without Cause prior to the 12-month anniversary of the Effective Date, the percentage referred to in each of subparagraphs (A) and (fil shall instead be 150% 5

(however, for the avoidance of doubt, such increased percentage shall not apply with respect to a termination by the Eligible Individual for Good Reason, regardless of when such termination occurs); provided further that if a Change in Control (as defined below) occurs following the Effective Date and (x) the Eligible Individual's employment is terminated by the Company without Cause on or within 12 months following such Change in Control or (y) the Eligible Individual terminates employment for Good Reason on or within 12 months following such Change in Control, then the percentage referred to in each of subparagraphs (A) and .(fil shall instead be 15 0%, and the amounts payable under these provisos shall be paid in 18 equal monthly installments commencing in payment on the first day of the third month following the Date of Termination; and (iv) contingent upon satisfaction by the Eligible Individual of the Severance Conditions, reimbursement to the Eligible Individual, on a monthly basis, of the premiums required to continue the Eligible Individual's group health care coverage for a period of 12 months following the Eligible Individual's Date of Termination, under the applicable provisions of COBRA, but only if the Eligible Individual or his or her dependents, as applicable, elect to continue and remain eligible for these benefits under COBRA; provided, however, that the Company may, in its sole and absolute discretion and to the extent permitted by Section 409A of the Code, satisfy the requirements of this subparagraph (iv) by making a lump sum payment to the Eligible Individual equal to the Company's estimate of the total remaining unpaid reimbursement amounts. Notwithstanding the foregoing, to the extent the amount payable pursuant to Section 5(b)(iii) above is greater than two times (x) the Eligible Individual's annualized compensation based upon the annual rate of pay for services provided to the Company for the calendar year preceding the calendar year of the Eligible Individual's Date of Termination (adjusted for any increase during that year that was expected to continue indefinitely ifthe Eligible Individual had not separated from service) or (y) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(l 7) of the Code for the year in which the Eligible Individual's Date of Termination occurs (the "Section 409A Exempt Amount"), whichever is less, the excess of the amount payable pursuant to Section 5(b)(iii) above over the Section 409A Exempt Amount will be paid in a single lump sum no later than 60 days after the Date of Termination. 6. Certain Excise Taxes. Notwithstanding anything to the contrary in this Plan, if an Eligible Individual is a "disqualified individual" (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Plan, together with any other payments and benefits that such Eligible Individual has the right to receive from the Company or any of its affiliates (collectively, the "Payments"), would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), then the Payments shall be either (a) reduced (but not below zero) so that the present value of the Payments will be one dollar ($1.00) less than three times such Eligible Individual's "base amount" (as defined in Section 280G(b)(3) of the Code) and so that no portion of the Payments received by such Eligible Individual shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to such Eligible Individual. The reduction of Payments, if any, shall be made by reducing first any Payments that are exempt from Section 409A of the Code and then reducing any Payments subject to Section 409A of the Code in the reverse order in which such Payments would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time). The professional firm engaged by the Company for general tax purposes as of the day prior to the date of the event that might reasonably be anticipated to result in Payments that would otherwise be subject to the excise tax will perform the foregoing calculations. If the tax firm so engaged by the Company is serving as accountant or 6 auditor for the acquiring company, the Company will appoint a nationally recognized tax firm to make the determinations required by this Section 6. The Company will bear all expenses with respect to the determinations by such firm required to be made by this Section 6. The Company and such Eligible Individual shall furnish such tax firm such information and documents as the tax firm may reasonably request in order to make its required determination. The tax firm will provide its calculations, together with detailed supporting documentation, to the Company and such Eligible Individual as soon as practicable following its engagement. If a reduced Payment is made or provided and, through error or otherwise, that Payment, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a "parachute payment" exists, exceeds one dollar ($1.00) less than three times such Eligible Individual's base amount, then such Eligible Individual shall be required to immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 6 shall require the Company to be responsible for, or have any liability or obligation with respect to, such Eligible Individuals' excise tax liabilities under Section 4999 of the Code. 7. Eligible Individual Covenants. As a condition to participation in this Plan and the receipt of payments or benefits hereunder, each Eligible Individual must agree to the following covenants and restrictions pursuant to the Participation and Restricted Covenants Agreement: (a) No Unauthorized Use or Disclosure. (i) All information, trade secrets, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by an Eligible Individual, individually or in conjunction with others, during the term of his or her employment (whether during business hours or otherwise and whether on the Company's premises or otherwise) that relate to the Company's or any of its wholly-owned subsidiaries' business, products or services and all writings or materials of any type embodying any such matters (collectively, "Confidential Information") shall be disclosed to the Company, and are and shall be the sole and exclusive property of the Company. Confidential Information does not, however, include any information that is available to the public other than as a result of any unauthorized act of the Eligible Individual. Each Eligible Individual shall agree to preserve and protect the confidentiality of all Confidential Information and work product of the Company and its wholly-owned subsidiaries, and will not, at any time during or after the termination of the Eligible Individual's employment with the Company, make any unauthorized disclosure of, and shall not remove from the Company premises, and will use reasonable efforts to prevent the removal from the Company premises of, Confidential Information or work product of the Company or its wholly-owned subsidiaries, or make any use thereof, in each case, except in the carrying out of the Eligible Individual's responsibilities hereunder. An Eligible Individual shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law and the Eligible Individual is making such disclosure, the Eligible Individual shall provide the Company with prompt notice of such requirement, and shall use commercially reasonable efforts to give such notice prior to making any disclosure so that the Company may seek an appropriate protective order. (ii) Nothing in this Plan or otherwise will prohibit or restrict an Eligible Individual from responding to any inquiry, or otherwise communicating with, any federal, state or local administrative or regulatory agency or authority or participating in 7 an investigation conducted by any governmental agency or authority. An Eligible Individual cannot be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. As a result, the Company and an Eligible Individual shall have the right to disclose trade secrets in confidence to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Each of the Company and an Eligible Individual also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Plan is intended to conflict with that right or to create liability for disclosures of trade secrets that are expressly allowed by the foregoing. (b) Protective Covenants and Restrictions. Acknowledging delivery of Confidential Information and that such Confidential Information is vital to an Eligible Individual's performance of services to the Company and acknowledging that the Company is delivering and will deliver the Confidential Information partly in reliance on the protective covenants and restrictions set forth herein, each Eligible Individual must agree that the following protective covenants are reasonable and necessary for the protection of the Company's legitimate business interests, do not create any undue hardship on the Eligible Individual, and are not contrary to the public interest: (i) Non-compete. Each Eligible Individual must expressly covenant and agree that, during the Eligible Individual's employment with the Company and the 12 month period following the Eligible Individual's Date of Termination (the "Prohibited Period"), he or she will not, directly or indirectly for his or her own account or for others, engage in or become interested financially in as a principal, executive, partner, stockholder, agent, manager, owner, advisor, lender, guarantor of any person engaged in any Competing Business (as defined below) in the Restricted Area (as defined below). (ii) Non-solicitation. Each Eligible Individual must further expressly covenant and agree that during the Prohibited Period, not to: (A) solicit or hire, directly or indirectly for his or her own account or for others, in any manner whatsoever, in the capacity of the Eligible Individual, executive, consultant or in any other capacity whatsoever, one or more of the Eligible Individuals, executives, directors or officers or other persons (hereinafter collectively referred to as "Company Employees") who at the time of solicitation or hire, or in the one-year period prior thereto, are or were working full-time or part-time for the Company or any of its affiliates and not to endeavor, directly or indirectly, in any manner whatsoever, to encourage any of said Company Employees to leave his or her job with the Company or any of its affiliates; or (B) directly or indirectly, and in any manner whatsoever, solicit any client or customer of the Company, with whom the Eligible Individual has had direct contact with, or about whom the Eligible Individual has Confidential Information, to terminate or modify its relationship with the Company that 8 exists on the Date of Termination or that existed any time during the 12 months prior to the Date of Termination. (iii) The term "Competing Business" means any business, individual, partnership, firm, corporation or other entity engaged in, or actively seeking to be in engaged in, the acquisition, exploration, exploitation, development, production and/or operation of oil and gas properties. (iv) The term "Restricted Area" means any area within a county or parish in which any all or a portion of any hydrocarbon interest or other real property of the Company or its affiliates is located either during the period that the Eligible Individual provides services to the Company or its affiliates or as of the Eligible Individual's Date of Termination. The parties stipulate that the foregoing is a reasonable area restriction because the area identified is the market area with respect to which the Eligible Individual will help the Company provide its products and services, help analyze, and/or receive access to Confidential Information. (c) Permitted Ownership. Notwithstanding any of the foregoing, an Eligible Individual shall not be prohibited from owning 2.5% or less of the outstanding equity securities of any entity whose equity securities are listed on a national securities exchange or publicly traded in any over-the-counter market, but only if neither the Eligible Individual nor any of his or her affiliates, together or alone, has the power, directly or indirectly, to control or direct or is involved in the management or affairs of any such corporation that is a Competing Business. (d) Reasonableness. Each Eligible Individual agrees with the Company and acknowledges that the limitations as to time, geographical area and scope of activity to be restrained as set forth in this Section 7 are the result of arm's-length bargaining, are fair and reasonable, and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company in light of (i) the nature and geographic scope of the Company's operations; (ii) the Eligible Individual's level of control over and contact with the Company's business in the Restricted Area; (iii) the fact that the Company's business is conducted throughout the Restricted Area; and (iv) the consideration that the Eligible Individual is receiving in connection with the performance of his or her duties. ( e) Relief and Enforcement. Each Eligible Individual shall represent to the Company that he or she has read and understands, and agrees to be bound by, the terms of this Section 7. It is the desire and intent of the Company and each Eligible Individual that the provisions of this Section 7 be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect. However, to the extent that any part of this Section 7 may be found invalid, illegal or unenforceable for any reason, it is intended that such part shall be enforceable to the extent that a court of competent jurisdiction shall determine that such part, if more limited in scope, would have been enforceable, and such part shall be deemed to have been so written and the remaining parts shall as written be effective and enforceable in all events. Each Eligible Individual and the Company shall further agree and acknowledge that, in the event of a breach or threatened breach of any of the provisions of this Section 7, the Company shall be entitled to immediate injunctive relief, as any such breach would cause the Company irreparable injury for which it would have no adequate remedy at law. Nothing herein shall be construed so as to prohibit the Company from pursuing any other remedies available to it hereunder, at law or in equity, for any such breach or threatened breach. For purposes of this Section 7, references to the Company shall include any affiliate of the Company, which, for these purposes, means an individual or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a specified individual or entity. 9

8. Claims for Benefits. (a) Initial Claim. In the event that an Eligible Individual or his or her estate claims (a "claimant") to be eligible for a payment under this Plan, or claims any other rights under this Plan, such claimant must complete and submit such claim forms and supporting documentation as will be required by the Administrator, in its sole and absolute discretion. In connection with the determination of a claim, or in connection with review of a denied claim, the claimant may examine this Plan and any other pertinent documents generally available to Eligible Individuals that are specifically related to the claim. A written notice of the disposition ofany such claim will be furnished to the claimant within 90 days after the claim is filed with the Administrator. Such notice will refer, if appropriate, to pertinent provisions of this Plan, will set forth in writing the reasons for denial of the claim, if a claim is denied (including references to any pertinent provisions of this Plan), and, where appropriate, will describe any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary. If the claim is denied, in whole or in part, the claimant will also be notified of this Plan's claim review procedure and the time limits applicable to such procedure. (b) Request for Review. Within 90 days after receiving written notice of the Administrator's disposition of the claim, the claimant may file with the Administrator a written request for review of his or her claim. In connection with the request for review, the claimant will be entitled to be represented by counsel and will be given, upon request and free of charge, reasonable access to all pertinent documents for the preparation of his or her claim. If the claimant does not file a written request for review within 90 days after receiving written notice of the Administrator's disposition of the claim, the claimant will be deemed to have accepted the Administrator's written disposition, unless the claimant was physically or mentally incapacitated so as to be unable to request review within the 90 day period. ( c) Decision on Review. After receipt by the Administrator of a written application for review of an initial claim determination, the Administrator will review the claim taking into account all comments, documents, records and other information submitted by the claimant regarding the claim without regard to whether such information was considered in the initial benefit determination. The Administrator will notify the claimant of its decision by delivery via certified or registered mail to the claimant's last known address. A decision on review of the claim will be made by the Administrator within 45 days of receipt of the written request for review. If special circumstances require an extension of the 45 day period, the Administrator will so notify the claimant and a decision will be rendered within 90 days of receipt of the request for review. In any event, if a claim is not determined by the Administrator within 90 days of receipt of written submission for review, it will be deemed to be denied. The decision of the Administrator will be provided to the claimant as soon as possible but no later than five days after the benefit determination is made. The decision will be in writing and will include the specific reasons for the decision presented in a manner calculated to be understood by the claimant and will contain references to all relevant Plan provisions on which the decision was based. Such decision will also advise the claimant that he or she may receive upon request, and free of charge, reasonable access to and copies of all documents, records and other information relevant to his or her claim and will inform the claimant of his or her right to file a civil action under section 502(a) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), in the case of an adverse decision regarding his or her appeal. The decision of the Administrator will be final and conclusive. 9. General Provisions. (a) Taxes. The Company is authorized to withhold from any payments made hereunder amounts of withholding and other taxes due or potentially payable in connection therewith, and to take such other action as the Company may deem advisable to enable the Company and Eligible Individuals to satisfy 10 obligations for the payment of withholding taxes and other tax obligations relating to any payments made under this Plan. (b) Offset. The Company may set off against, and each Eligible Individual authorizes the Company to deduct from, any payments due to the Eligible Individual, or to his or her estate, heirs, legal representatives, or successors, any amounts that may be due and owing to the Company or an affiliate by the Eligible Individual, whether arising under this Plan or otherwise; provided, however, that no such offset may be made with respect to amounts payable that are subject to the requirements of Section 409A of the Code unless the offset would not result in a violation of the requirements of Section 409A of the Code. (c) Term of this Plan; Amendment and Termination. Prior to a Change in Control, this Plan may be amended or modified in any respect, and may be terminated, in any such case, by resolution adopted by two-thirds (2/3) of the Board; provided, however, that this Plan may not be amended, modified or terminated, (i) at the request of a third party who has indicated an intention or taken steps to effect a Change in Control and who effectuates a Change in Control, or (ii) otherwise in connection with, or in anticipation of, a Change in Control that actually occurs, any such attempted amendment, modification or termination being null and void ab initio with respect to each Eligible Individual, except for any amendment, modification or termination to which such Eligible Individual consents in writing. Any action taken to amend, modify or terminate this Plan that is taken subsequent to the execution of an agreement providing for a transaction or transactions that, if consummated, would constitute a Change in Control shall conclusively be presumed to have been taken in connection with a Change in Control. For a period of one year following the occurrence of a Change in Control, this Plan may not be amended, modified or terminated in any manner that would in any way adversely affect the benefits or protections provided hereunder to any individual who is an Eligible Individual under this Plan on the date the Change in Control occurs, except for any amendment, modification or termination to which such Eligible Individual consents in writing. ( d) Successors. This Plan shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors, permitted assigns, heirs and personal representatives and estates, as the case may be. Neither this Plan nor any right or obligation hereunder of any party may be assigned or delegated without the prior written consent of the other party hereto; provided, however, that the Company may assign this Plan to any of its affiliates and an Eligible Individual may direct payment of any benefits that will accrue upon death. An Eligible Individual shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any payments or other benefits provided under this Plan; and no benefits payable under this Plan shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution. This Plan shall not confer any rights or remedies upon any person or legal entity other than the parties hereto and their respective successors and permitted assigns. ( e) Unfunded Obligation. All benefits due an Eligible Individual under this Plan are unfunded and unsecured and are payable out of the general funds of the Company. (t) Receipt and Release. Any payment to any Eligible Individual in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company, its affiliates and the Administrator under this Plan, and the Administrator may require such Eligible Individual, as a condition precedent to such payment, to execute a receipt and release to such effect. If any Eligible Individual is determined by the Administrator to be incompetent, by reason of physical or mental disability, to give a valid receipt and release, the Administrator may cause the payment or payments becoming due to such person to be made to another person for his or her benefit without responsibility on the part of the Administrator or the Company to follow the application of such funds. 11

(g) Limitation on Rights Conferred Under Plan. Neither this Plan nor any action taken hereunder will be construed as (i) giving an Eligible Individual the right to continue in the employ or service of the Company or an affiliate; (ii) interfering in any way with the right of the Company or any affiliate to terminate an Eligible Individual's employment or service at any time; or (iii) giving an Eligible Individual any claim to be treated uniformly with other employees. (h) Nonexclusivity of this Plan. The adoption of this Plan by the Company will not be construed as creating any limitations on the power of the Company to adopt such other incentive arrangements as it may deem desirable. Except as otherwise expressly provided herein, nothing contained in this Plan will be construed to prevent the Company from taking any action that is deemed by the Company to be appropriate or in its best interest, whether or not such action would have an adverse effect on this Plan or any payments made under this Plan. No employee, beneficiary or other person will have any claim against the Company as a result of any such action. Any action with respect to this Plan taken by the Administrator, the Company, or any designee of the foregoing shall be conclusive upon all Eligible Individuals and beneficiaries entitled to benefits under this Plan. (i) Severability. If any provision of this Plan is held to be illegal or invalid for any reason, the illegality or invalidity will not affect the remaining provisions of this Plan, but such provision will be fully severable and this Plan will be construed and enforced as if the illegal or invalid provision had never been included herein. G) Application of Section 409A. The amounts payable pursuant to Section 5 of this Plan are intended to comply with the short-term deferral exception and/or separation pay exception to Section 409A of the Code. Notwithstanding any other provision in this Plan, to the extent any payments made or contemplated hereunder constitute nonqualified deferred compensation, within the meaning of Section 409A, then (i) each such payment that is conditioned upon an Eligible Individual's execution of a release and that is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, shall be paid or provided in the later of the two taxable years and (ii) if an Eligible Individual is a specified employee (within the meaning of Section 409A of the Code) as of the date of the Eligible Individual's "separation from service" within the meaning of Section 409A of the Code, each such payment that is payable upon the Eligible Individual's "separation from service" and would have been paid prior to the six-month anniversary of the Eligible Individual's "separation from service," shall be delayed until the earlier to occur of (A) the first day of the seventh month following the Eligible Individual's "separation from service" and (B) the date of the Eligible Individual's death (the "Delayed Payment Date"). All such amounts that would, but for this Section 90), become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date. No interest will be paid by the Company with respect to any such delayed payments. For purposes of Section 409 A of the Code, each payment or amount due under this Plan shall be considered a separate payment, and an Eligible Individual's entitlement to a series of payments under this Plan is to be treated as an entitlement to a series of separate payments. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Plan shall not be subject to liquidation or exchange for any other benefit. (k) Governing Law. All questions arising with respect to the provisions of this Plan and payments due hereunder will be determined by application of the laws of the State of Texas, without giving effect to any conflict of law provisions thereof, except to the extent Texas law is preempted by federal law. (I) Word Usage. Words used in the masculine shall apply to the feminine, where applicable, and wherever the context of this Plan dictates, the plural shall be read as the singular and the singular as the plural. 12

(m) Status/Named Fiduciary. This Plan is intended to qualify for the exemptions under Title I of BRISA provided for plans that are unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. The Administrator shall be the named fiduciary for purposes of this Plan. (n) BRISA Rights. As a participant in this Plan, Eligible Individuals are entitled to certain rights and protections under BRISA, which provides that all Plan participants shall be entitled to: (i) Examine without charge, at the Administrator's office and at other specified locations such as worksites, all Plan documents, and copies of all documents filed by this Plan with the U.S. Department of Labor, such as detailed annual reports. (ii) Obtain copies of all Plan documents and other Plan information upon written request to the Administrator. The Administrator may make a reasonable charge for the copies. (iii) To the extent applicable, receive a summary of this Plan's annual financial report. The Administrator is required by law to furnish each participant with a copy of this summary annual report. In addition to creating rights for Plan participants, ERISA imposes obligations upon the people who are responsible for the operation of employee benefit plans. The people who operate this Plan, called "fiduciaries" of this Plan, have a duty to do so prudently and in the interest of Eligible Individuals and beneficiaries. No one, including the Company, may fire an Eligible Individual or otherwise discriminate against the Eligible Individual in any way to prevent the Eligible Individual from obtaining benefits or exercising his or her rights under BRISA. If a claim for a benefit under this Plan is denied in whole or in part, an Eligible Individual has the right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. Under ERISA, there are steps an Eligible Individual can take to enforce the above rights. For instance, if an Eligible Individual requests materials from the Administrator and does not receive them within 30 days, the Eligible Individual may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and pay the Eligible Individual up to $110 a day until the Eligible Individual receives the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If an Eligible Individual's claim for benefits is denied or ignored, in whole or in part, the Eligible Individual may file suit in a state or federal court. If an Eligible Individual is discriminated against for asserting his or her rights, the Eligible Individual may seek assistance from the U.S. Department of Labor, or file suit in a federal court. The court will decide who should pay court costs and legal fees. If the Eligible Individual is successful, the court may order the person sued by the Eligible Individual to pay the costs and fees. If the Eligible Individual loses, the court may order the Eligible Individual to pay the costs and fees (for example, if it finds that the Eligible Individual's claim is frivolous). If an Eligible Individual has any questions about this Plan, the Eligible Individual should contact the Administrator. If an Eligible Individual has any questions about this statement or about his or her rights under BRISA, or if an Eligible Individual needs assistance in obtaining documents from the Administrator, he or she or she should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington D.C. 20210. An Eligible Individual may also obtain certain publications about his or her rights 13 and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration. ( o) Additional Information. Plan Name: Amended and Restated Executive Change in Control and Severance Benefit Plan Fiscal Year of January 1 through December 31 Plan: Plan No.: 511 Plan Sponsor: Oasis Petroleum Inc. 1001 Fannin Street, Suite 1500 Houston, Texas 77002 Phone: (713) 574-1770 Employer l.D. Number: 80-0554627 Plan Oasis Petroleum Inc. Administrator: 1001 Fannin Street, Suite 1500 Houston, Texas 77002 Phone: (713) 574-1770 Agent for The Administrator. Process may be served at the address specified Service of above. Legal Process: [Signature Page Follows] 14

OASIS PETROLEUM INC. By: ____ ___,M'---"-l-1-~ /+-t..--1-~--'------- Name: Douglas E]QOfsj Title: Chief Executive Officer and Board Chair 15

Harold Brett Newton Greg Emerson Hills Richard Ney Robuck Jason Clayton Swaren Alexander J. Wall Lara Jane Kroll Michael David King Troy Douglas Madeley, Jr. EXHIBIT A ELIGIBLE INDIVIDUALS A-1